EXHIBIT 99.1
                             [Husker Ag Letterhead]



December 17, 2004

Dear Member:

We are providing this letter to assist you with your year-end tax planning.

As a reminder, Husker Ag is taxed as a partnership. Therefore, the Company's 2004 taxable income will be allocated among the members on a pro-rata basis. The Company's tax preparer, using information provided by us, has calculated the Company's projected taxable income for 2004 along with other relevant items. These projected amounts are listed below on a per unit basis:

                                                                        Amount
                                                                       Per Unit
                                                                       --------

     Estimated Taxable Income                                           $673.00

     Estimated Federal Tax Credit for Ethanol used as a Fuel            $ 97.00

     Estimated Nebraska Add-Back for Bonus Depreciation                 $ 12.00

YOU ARE CAUTIONED THAT THE AMOUNTS SHOWN ABOVE ARE ESTIMATES. WHILE WE BELIEVE THAT THESE AMOUNTS ARE REASONABLY ACCURATE, THE ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM OUR PROJECTIONS. In addition, the information provided in this letter is simply an overview of some of the tax issues our members should review and consider. They may or may not be applicable to your tax situation. You should contact your tax adviser if you have any questions regarding the information provided in this letter.

The following are some of the tax issues related to your ownership in Husker Ag:

      1. The Company's taxable income is allocated to all of its members whether or not Husker Ag makes any distributions during the year.

      2. The amount of distributions made by Husker Ag to our members during 2004 does not affect, in any way, the estimated taxable income per unit reported above.

      3. The distributions made by Husker Ag to the members during the year are generally not taxable -- unless the amount received exceeds your adjusted basis in the Company.

      4. All members, including those who are not Nebraska residents, will once again be required to file Nebraska income tax returns for 2004.

      5. The federal tax credit for ethanol used as a fuel is a credit based on the Company's qualified ethanol fuel production. This is a tax credit which may be available to offset a member's federal income taxes. Please contact your tax adviser to determine whether you are eligible for this tax credit. In the alternative, you should review IRS Form 6478 and Publication 378 for additional information regarding this credit.

      6. The Nebraska "add-back for bonus depreciation" must be added to your Nebraska income tax return as additional taxable income. Therefore, the estimated share of the Company's taxable income for your Nebraska income tax return is $685.00 per unit ($673.00 + $12.00 = $685.00).

      7. If any member of Husker Ag is a partnership, S corporation, estate or trust, then the numbers shown above must be divided among the partners, shareholders or beneficiaries as appropriate.

      8. The estimated numbers reported above have been calculated on a per unit, full year equivalency. In other words, if some or all of your membership units were transferred to you during 2004, your portion of these amounts will generally be proportional to the length of time that you owned such units during 2004.

These discussions and conclusions are based on the facts as stated and existing authorities as of the date of this letter. The estimated amounts could change as a result of changes in the applicable laws and regulations. The Company is under no obligation to update this letter if such changes occur.

Kind regards,



/s/ Allen Sievertsen
Allen Sievertsen
General Manager



STATEMENTS MADE IN THIS LETTER ABOUT HUSKER AG, LLC, OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE FORWARD-LOOKING STATEMENTS, AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE.

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